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                                                                    EXHIBIT 21.1

                           DESCRIPTION OF SUBSIDIARY

     EMB Mortgage Corporation ("EMC")(formerly named Electronic Mortgage Banc, Ltd.) is the only subsidiary of the Registrant.

     EMC is a California corporation that is owned by the Registrant. EMC utilizes the tradename "EMB Funding" in its mortgage lending business.